SENIOR VP CONTINUITY AGREEMENT

This Senior VP Continuity Agreement (the “Agreement”) is made and entered into effective as of                     ,         , by and between                      (the “Employee”) and ArthroCare Corporation, a Delaware corporation (the “Company”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a Change of Control (as defined below). The Board of Directors of the Company recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control.

B. The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his/her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board of Directors believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee’s employment, which benefits are intended to provide the Employee with financial security and sufficient incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control or a termination of employment.

D. Certain capitalized terms used in the Agreement are defined in Section 7 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall continue to employ the Employee in the position of Senior Vice President,                     , as such position was defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board of Directors shall have the right, subject to the other provisions of this Agreement, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board of Directors in its discretion may deem necessary or appropriate. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his/her employment. During the term of the Employee’s employment with the Company, the Employee shall devote his/her full time, skill and attention to his/her duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his/her best efforts to further the business of the Company and its affiliated entities.

2. Base Compensation. The Company shall pay the Employee as compensation for his/her services a base salary, along with such performance bonus amounts as the Board of Directors shall authorize, in its discretion, from time to time. Such salary shall be paid periodically in accordance with normal Company payroll policies. The Employee’s compensation (including bonus amounts) specified in this Section 2, together with any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as the Employee’s “Base Compensation.”

3. Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and compensation programs maintained by the Company and applicable to other key employees of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid time off, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

4. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. The terms of this Agreement shall terminate upon the earlier of (i) termination of the Employee’s position as an executive officer of the Company; or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

5. Option Acceleration Upon a Change of Control. Upon a Change of Control, the vesting and exercisability of each option granted to the Employee by the Company (the “Options”) shall be automatically accelerated as to 50% of the unvested shares subject thereto at the time of the Change of Control.

6. Option Acceleration Upon a Hostile Takeover. Upon a Hostile Takeover, the vesting and exercisability of the Options shall be automatically accelerated as to 100% of the shares subject thereto.

7. Compensation Upon Termination of Employment.

(a) Termination Without Cause Apart from a Change of Control. If the Employee’s employment is terminated by the Company without Cause at any time either prior to the occurrence of a Change of Control or after the twenty-four (24) month period following the effective date of a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i) Accrued Compensation. The Company shall pay to the Employee his or her full earned but unpaid base salary, when due, through the date of termination at the rate in effect immediately prior to the date of termination, plus all other amounts to which the Employee is entitled under any compensation plan or practice of the Company at the time such payments are due, including accrued paid time off. The Employee will not accrue paid time off following the date of termination.

(ii) Severance Pay. During the Compensation Continuation Period, the Company shall pay the Employee continuing payments of severance pay in accordance with its normal payroll practices at a rate equal to the Employee’s base salary (not including any bonus) in effect immediately prior to the Employee’s termination.

(iii) Medical Benefits. The Company shall reimburse the Employee for the amount of his or her premium payment for group health coverage, if any, elected by the Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that (A) such reimbursement shall not exceed $650.00 per month, and (B) the Employee shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including (without limitation) his or her election of such coverage and his or her timely payment of premiums; provided, further, that upon the earlier to occur of (1) the time that the Employee no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended) and (2) the date six (6) months following the Employee’s termination, the Company’s obligations to reimburse the Employee under this subsection (iii) shall cease.

(iv) Stock Options. Effective as of the date of termination, the Employee’s Options will cease to continue vesting and all of the unvested Options will be canceled. The Employee’s Options which are vested at the time of termination will remain exercisable in accordance with the terms of the stock option agreements pursuant to which they were granted for the periods set forth therein.

(b) Involuntary Termination Following a Change of Control. If the Employee’s employment with the Company terminates in an Involuntary Termination at any time within twenty four (24) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i) Accrued Compensation. The Company shall pay to the Employee his or her full earned but unpaid base salary, when due, through the date of termination at the rate in effect immediately prior to the Involuntary Termination, plus all other amounts to which the Employee is entitled under any compensation plan or practice of the Company at the time such payments are due, including accrued paid time off. The Employee will not accrue paid time off following the date of termination.

(ii) Severance Pay. During the Compensation Continuation Period, the Company shall pay the Employee continuing payments of severance pay in accordance with its normal payroll practices at a rate equal to the Employee’s Current Compensation.

(iii) Medical Benefits. The Company shall reimburse the Employee for the amount of his or her premium payment for group health coverage, if any, elected by the Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that (A) such reimbursement shall not exceed $650.00 per month, and (B) the Employee shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including (without limitation) his or her election of such coverage and his or her timely payment of premiums; provided, further, that upon the earlier to occur of (1) the time that the Employee no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended) and (2) the date twenty-four (24) months following the Employee’s termination, the Company’s obligations to reimburse the Employee under this subsection (iii) shall cease; provided, finally, that if the Company’s obligations under this subsection (iii) cease pursuant to clause (1), the Company shall make a lump sum payment to the Employee equal to the product of the last monthly reimbursement paid to the Employee pursuant to this subsection (iii) multiplied by six (6).

(iv) Outplacement Services. During the twenty-four (24) months following termination of the Employee’s employment, the Employee shall be entitled to executive-level outplacement services at the Company’s expense, not to exceed $15,000. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company.

(v) Option Acceleration. The vesting and exercisability of each option shall be automatically accelerated as to 100% of the unvested shares subject thereto at the time of the Involuntary Termination.

(c) Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company (other than in an Involuntary Termination), or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits under this Section 7, but shall be eligible for those benefits (if any) as may then be established under any other Section of this Agreement or the Company’s then-existing severance and benefits plans and policies at the time of such termination.

(d) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment terminates due to the death of the Employee, either in connection with or apart from a Change of Control, then the Employee shall not be entitled to receive severance or other benefits under this Section 7, but shall be eligible for those benefits (if any) as may then be established under any other Section of this Agreement or the Company’s then-existing severance and benefits plans and policies at the time of such Disability or death.

(e) Release. Payment of any amount to the Employee pursuant to this Section 7 and the Employee’s acceptance of such amounts shall be subject to the execution of a general waiver and release of all claims in the form attached hereto as Exhibit A.

8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean the happening of one or more of the following events, in each case as determined in good faith by the Company’s Board of Directors, (i) any act of personal dishonesty taken by the Employee in connection with his/her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the Employee’s commission of a felony or an act of fraud against the Company or its affiliates, (iii) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Company, (iv) the Employee’s failure to satisfactorily perform the Employee’s obligations under Section 1 of this Agreement, which failure adversely affects the business of the Company or its affiliates, as determined by a majority of the members of the Company’s Board of Directors, and (v) continued violations by the Employee of the Employee’s obligations under Section 1 of this Agreement, which are demonstrably willful and deliberate on the Employee’s part after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his/her duties along with an opportunity for the Employee to meet such demands, which the Employee fails to accomplish within a reasonable period of time.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Compensation Continuation Period. “Compensation Continuation Period” shall mean (i) in the case of a termination pursuant to Section 7(a) above, the period of time commencing with termination of the Employee’s employment by the Company without Cause during the term of this Agreement and ending with the expiration of six (6) months following the date of the Employee’s termination, or (ii) in the case of a termination pursuant to Section 7(b) above, the period of time commencing with termination of the Employee’s employment in an Involuntary Termination during the term of this Agreement and ending with the expiration of twenty-four (24) months following the date of the Employee’s termination.

(d) Current Compensation. “Current Compensation” shall mean an amount equal to the greater of (i) Employee’s Base Compensation earned in the fiscal year preceding the fiscal year of Employee’s termination; or (ii) Employee’s Base Compensation for the fiscal year of Employee’s termination, including 100% of any bonus which the Employee could have earned during such fiscal year, assuming the achievement of all relevant Employee and Company goals, milestones and performance criteria.

(e) Disability. “Disability” shall mean that the Employee has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his/her duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f) Hostile Takeover. “Hostile Takeover” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, without the approval of the Company’s Board of Directors;

(g) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee’s duties, either of which is inconsistent with the Employee’s position with the Company and his/her responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than 30 miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company that is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this

Agreement by any successors contemplated in Section 12 below; provided, however, that no Involuntary Termination shall be deemed to have occurred if any such successor substitutes an agreement for this Agreement providing comparable severance benefits to those provided for in this Agreement.

9. Golden Parachute Excise Tax.

(a) Reimbursement. In the event that it shall be determined that any payment or other benefit by the Company to or for the benefit of the Employee under this Agreement, whether paid or payable, but determined without regard to any additional payments required under this Section (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Employee shall be entitled to receive an additional payment from the Company (the “First Reimbursement Payment”) equal to one hundred percent (100%) of any Excise Tax actually paid or payable by the Employee in connection with the Payments, plus an additional payment from the Company in such amount that after payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Reimbursement Payment, the Employee retains an amount equal to the Reimbursement Payment.

(b) Determination. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s primary independent public accounting firm (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10. Nonsolicitation Covenant. The Employee hereby agrees that he or she shall not, during the term of Employee’s employment with the Company and until the later of (i) one year following termination of Employee’s employment with the Company or (ii) the date upon which the Employee ceases receiving payments pursuant to Section 7 above, without the prior written consent of the Company’s Board of Directors, do any of the following:

(a) solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his or her employment with the Company or become an employee of any competitor of the Company.

The Employee’s obligations under this Section 10 shall survive termination of the Employee’s employment with the Company and the termination of this Agreement.

11. Non-Disparagement. The Employee agrees to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of the Company or its employees, directors or principal stockholders. The Employee’s obligations under this Section 11 shall survive termination of the Employee’s employment with the Company and the termination of this Agreement.

12. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets that executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

13. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, or by facsimile, or three business days after deposit in the U.S. mail by registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him/her at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination of Employee’s employment by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his/her rights hereunder.

14. Confidentiality. The Parties hereto each agree to use their best efforts to maintain in confidence the underlying facts leading up to this Agreement, the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement. Each Party hereto agrees not to disclose or use and to take every reasonable precaution to prevent disclosure or use of any such information to or by third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any such information. The parties hereto agree that breach of this Section shall constitute a material breach of this Agreement that shall entitle the non-breaching party to all available legal and equitable remedies including, but not limited to, rescission of this Agreement. The parties hereto further agree that all benefits to the Employee under this Agreement shall be conditioned on his/her compliance with his/her obligations under this Section.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor (except as otherwise provided in this Agreement) shall any such payment or benefit be reduced by the Employee obtaining new employment or by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance or change in control agreements (including that certain VP Continuity Agreement between the Employee and the Company dated             ,              (the “Prior Agreement”)), is hereby terminated and cancelled. Any of the Employee’s rights hereunder shall be in addition to any rights the Employee may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements or the Prior Agreement) to which the Employee is a party or in which the Employee is a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate the Employee’s rights under such other plans and agreements.

(d) Choice of Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(e) Severability. If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and the remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(f) Arbitration.

(i) Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Santa Clara County, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii) The Company will pay the direct costs and expenses of the arbitration. The Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement; however, the Employee and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

(h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a Section of this Agreement shall mean the corporation that actually employs the Employee.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

ARTHROCARE CORPORATION

By:

Title:

EMPLOYEE:

(Signature)

(Print Name)

Date:

EXHIBIT A

EMPLOYEE AGREEMENT AND RELEASE

Pursuant to a Senior VP Continuity Agreement (the “Continuity Agreement”) dated                     ,         , with ArthroCare Corporation (the “Company”), I have been offered the opportunity to receive certain severance benefits from the Company described in Section 7 of the Continuity Agreement to which I otherwise would not be entitled by executing this Employee Agreement and Release (this “Agreement”).

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

In granting the release herein, I acknowledge that I understand that I am waiving the benefit of any provision of law in any jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected her settlement with the debtor.” (California Civil Code Section 1542). I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the Federal Equal Pay Act, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act of 1990; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; all claims under the Fair Labor Standards Act; all claims under the National Labor Relations Act; all claims under the Family and Medical Leave Act; all claims under 42 U.S.C. 1981; the California Fair Employment and Housing Act, as amended, and the California Labor Code; tort law; contract law; wrongful discharge; harassment; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; all claims under any principle of common law;

all claims concerning any right to reinstatement; and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification agreement.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS AND EFFECT, AND AGREE TO IT VOLUNTARILY.

Date:
[Name of Executive]

Acknowledged and Agreed:

ARTHROCARE CORPORATION

By:
Name:
Title: